Exhibit 99.1

R&G Financial Announces Appointment of Rafael Saldaña as President of R-G Crown Bank

San Juan, Puerto Rico, January 19, 2007 — R&G Financial Corporation (NYSE: RGF), a Puerto Rico chartered bank holding company, announced today that it has appointed Rafael Saldaña as President of R-G Crown Bank, the Company’s wholly-owned Florida-based federal savings bank subsidiary. The action taken by the Board of Directors of R-G Crown Bank follows the appointment of Mr. Rolando Rodriguez as President and Chief Executive Officer of RGF, which became effective January 1, 2007. Mr. Rodriguez will continue to serve as Chief Executive Officer of R-G Crown Bank. R-G Crown Bank requested and received the non-objection of the Office of Thrift Supervision for Mr. Saldaña’s appointment.

In commenting on the appointment, Mr. Rodriguez indicated “Given Rafael’s abilities, experience and leadership qualities, I am very confident that Rafael will perform very well in his increased responsibilities as President.”

Mr. Saldaña, age 46, has over 25 years experience in the financial services industry. From 2004 until March 2006, Mr. Saldaña served as Managing Director of R-G Premier Bank’s International Division in Casselberry, Florida. Following a six-month break, he was hired as Executive Vice President and Business Director of R-G Crown Bank in September 2006. From 2003 to 2004, Mr. Saldaña served as Executive Vice President and Commercial Director at Banco Santander in San Juan, Puerto Rico. Mr. Saldaña served as Business Director, Hispanic Markets, at Capital One Financial Corporation in Tampa, Florida from 2001 to 2003. Mr. Saldaña previously served as Vice President and General Manager at Fingerhut Co. / Federated Department Stores in Minnetonka, Minnesota from 1999 to 2001; Senior Vice President at Fleet Financial Group in Boston, Massachusetts from 1998 to 1999; Senior Vice President and Group Executive for Wachovia Corporation in Winston-Salem, North Carolina from 1996 to 1998 and Senior Vice President and Commercial Director at Banco Santander in San Juan, Puerto Rico from 1990 to 1996. Mr. Saldaña received his undergraduate degree in Economics from the University of Puerto Rico and his MBA specializing in Accounting, Finance, Operations and Industrial Relations from the Kellogg School of Management, Northwestern University.

R&G Financial Corporation, currently in its 34th year of operation, is a diversified financial holding company with operations in Puerto Rico and the United States, providing banking, mortgage banking, investments, consumer finance and insurance through its wholly owned subsidiaries, R-G Premier Bank of Puerto Rico, R-G Crown Bank, R&G Mortgage Corporation, and R-G Insurance Corporation, its Puerto Rico insurance agency. At September 30, 2006, the Company operated 36 bank branches in Puerto Rico, 33 bank branches in the Orlando, Tampa/St. Petersburg and Jacksonville, Florida and Augusta, Georgia markets, and 46 mortgage offices in Puerto Rico, including 32 facilities located within R-G Premier Bank of Puerto Rico’s banking branches.